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11.0        Computation of Per Share Loss


Earnings Per Share

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 for the fiscal year ended March 31, 1998. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share with a presentation of basic earnings per share and diluted earnings per share, if dilutive shares are outstanding. Basic earnings per share excludes dilution and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common stock, but such securities or contracts are excluded if their effects would be anti-dilutive. Pursuant to the requirements of Staff Accounting Bulletin ("SAB") No. 98 of the Securities and Exchange Commission, issued in February 1998, common equivalent shares which have an anti-dilutive effect on net loss per share are no longer included in computing net loss per share for the periods presented. All prior-period loss per share data has been restated in accordance with SFAS No. 128 and SAB No. 98.

         Basic loss per common share was calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share was calculated the same as basic loss per share since the Company has a net loss for all periods presented which would make the conversion of securities or other contracts to common stock anti-dilutive.

                                                                                                    Year Ended
                                                                                                     March 31
                                                                                                 1998          1997
                                                                                             ----------     -------

                             Net Loss                                                       (3,898,812)   (6,937,593)

                             Loss per common share - basic & diluted                              (.68)        (1.72)

                             Number of common shares - basic & diluted                       5,708,904     4,034,247


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